Exhibit 10.32

EXECUTION VERSION

MEMBER INTEREST PURCHASE AGREEMENT

By and Between

LUNA INNOVATIONS INCORPORATED

(Seller)

and

BAKER HUGHES OILFIELD OPERATIONS, INC.

(Buyer)

Covering the Acquisition of shares of Luna Energy LLC

December 17, 2004

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(Continued)

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(Continued)

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(Continued)

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EXHIBITS

Exhibit A	–	Form of Assignment of Seller Shares

Exhibit B	–	Form of Noncompetition and Confidentiality Agreement – Kent Murphy

Exhibit C	–	Form of Bill of Sale

Exhibit D	–	Form of Technology Amendment

Exhibit E	–	Form of Mutual Release – Seller, Kent Murphy, Buyer and the Company

Exhibit F	–	Supply Agreement

SCHEDULES
Schedule 1.01A	–	Knowledge Individuals
Schedule 3.07	–	Capitalization
Schedule 3.08	–	Employee Options
Schedule 3.09(a)(ii)	–	Applications Relating to Innovations IP
Schedule 3.09(a)(iii)	–	Use of Third Party IP–Seller
Schedule 3.09(a)(iv)	–	Use of Third Party IP–Company
Schedule 3.09(a)(v)	–	Other Innovations Owned IP
Schedule 3.09(a)(vi)	–	License Rights
Schedule 3.09(c)(ii)	–	Claims
Schedule 3.10(a)	–	Benefit Plans
Schedule 4.07	–	Commitments
Schedule 4.08	–	Changes
Schedule 4.11	–	Liens
Schedule 4.13(a)	–	Employees
Schedule 4.16(a)(ii)	–	Applications Relating to Company IP
Schedule 4.16(a)(iii)	–	Use of Third Party IP – Company
Schedule 4.16(a)(iv)	–	Other Company Owned IP

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MEMBER INTEREST PURCHASE AGREEMENT

This MEMBER INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into this 17th day of December, 2004, by and between LUNA INNOVATIONS INCORPORATED, a Delaware corporation (“Seller”), and BAKER HUGHES OILFIELD OPERATIONS, INC., a California corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of 15,000,000 Common Shares (defined below) of LUNA ENERGY, LLC, a Delaware limited liability company (the “Company”), which represents 60% of the issued and outstanding equity interests of the Company;

WHEREAS, Buyer is the record and beneficial owner of 10,000,000 Common Shares of the Company which represents 40% of the issued and outstanding equity interest of the Company;

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated February 19,2002 by and among Seller, Buyer and certain of their, respective affiliates (the “Original Purchase Agreement”), pursuant to which Buyer acquired its 10,000,000 Common Shares;

WHEREAS, Seller desires to sell and Buyer desires to buy Seller’s 15,000,000 Common Shares (the “Seller Shares”), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01 Definitions. Terms which are defined in Sections other than Article I of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Affiliate” shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any applicable order, writ, injunction, decree, judgment, statute, ordinance, rule, code (including the Code) or regulation of any Governmental Authority.

“Benefit Plan” shall mean (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) any other material employee benefit agreement or arrangement that is not an ERISA plan, including without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been sponsored, maintained or adopted by the Company at any time during the past three (3) years, or has been approved by the Company before this date but is not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company, or with respect to which the Company may have any liability.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

“Buyer Indemnified Part(ies)” shall have the meaning specified in Section 8.01(a).

“Claim” shall mean a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

“Claim Notice” shall have the meaning set forth in Section 8.04.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Date” shall mean the time and date established for the Closing pursuant to Section 2.04.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined IP” shall mean the Company Owned IP, the Innovations Owned IP and the Third Party IP.

“Commitments” shall have the meaning set forth in Section 4.07.

“Common Shares” shall have the meaning given such term in the Company Agreement.

“Company Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement dated February 19, 2002 by and between Seller and Buyer.

“Company Owned IP” shall mean the Intellectual Property owned by the Company.

“Contracts” shall mean all contracts, commitments, arrangements, agreements, leases or any other obligations, understandings, responsibilities, liabilities, costs and expenses of whatever kind and nature (whether written or oral).

“Damages” shall mean any and all obligations, liabilities, damages, fines, penalties, deficiencies, losses, Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys’, accountants’, consultants’ and investigators’ reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party under insurance contracts or similar arrangements (but excluding self-insurance arrangements) except to the extent such amounts have been subrogated to an insurance carrier by the Person claiming indemnity.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Employee Options” shall have the meaning set forth in Section 3.08.

“Environmental Claim” shall mean any administrative, regulatory or judicial action, suit, order, demand, directive, Claim, lien, investigation, proceeding or written or oral notice of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or release of, or exposure to, any Hazardous Substances; or (ii) the failure to comply, with any Environmental Laws.

“Environmental Laws” shall mean any applicable legal requirement or common law relating to pollution, protection or cleanup of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health including CERCLA; RCRA; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and any other federal, state and local legal requirements, including those related to natural resources damages, relating to: (i) a release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Substance; (ii) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Substance; (iii) exposure of persons, including employees, to a Hazardous Substance; (iv) occupational safety or health matters; and (v) the physical structure or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Substance.

“Environmental Permit” shall mean any approval, registration, authorization, certificate, certificate of occupancy, consent, license, order, permit, variance or other similar authorization of any applicable Governmental Authority required by Environmental Laws in effect on or prior to the Closing for the current ownership, operation or use of the assets of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Field” shall mean sensors for oil and gas exploration, production, transportation and refining.

“Final Determination” shall mean the first to occur of (a) a Judgment by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with any Taxing Authority, including, but not limited to, a closing agreement under Section 7121 of the Code; or (c) any final disposition by reason of the expiration of all applicable statutes of limitations.

“Governmental Authority” shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including any court, department, commission, board, bureau, agency, instrumentality or administrative body.

“Hazardous Substance” shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any toxic or hazardous constituent of any such substance or waste including any substance regulated under or defined as hazardous by Environmental Laws.

“Indemnified Party” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, held harmless or defended pursuant to this Agreement including a Buyer Indemnified Party and a Seller Indemnified Party.

“Indemnifying Party” shall refer to the Party having the obligation to indemnify, hold harmless or defend pursuant to this Agreement.

“Innovations Owned IP” shall mean the Intellectual Property that is owned by the Seller.

“Intellectual Property” shall mean any or all of the following and all intellectual Property Rights therein, arising therefrom, or associated therewith, only insofar as each such item or Intellectual Property Right is applicable to or useable in the Field: (A) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, works of authorship, trade secrets, proprietary information, know how, processes and technology; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (F) all tangible embodiments of the foregoing in this definition, including drawings, schematics, notebooks, instruction manuals and software (including both source code and object code).

“Intellectual Property Rights” shall mean all proprietary or other rights throughout the world only insofar as such right is applicable to or useable in the Field and provided under (A) patent law, (B) copyright law, (C) trademark and service mark law, (D) design patent or industrial design law, (E) semi-conductor chip or mask work law, (F) trade secret law, and (G) any other statutory provision, common law principle or principle of law under any jurisdiction hi the world that provides protective or other intellectual property rights in the Intellectual Property.

“Judgments” shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or Governmental Authority, bureau or agency.

“Known” “Knowledge” or “To the Knowledge of”or “Within the knowledge of” shall mean with respect to Seller, the actual knowledge after reasonable investigation and due inquiry of the individuals listed as “Seller Knowledge Individuals” on Schedule 1.01 A, and with respect to Buyer, the actual knowledge of the individuals listed as “Buyer Knowledge Individuals” on Schedule 1.01A.

“Liens” shall mean with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse change in, or effect on, the business, financial condition or results of operations of such Person, taken as a whole on a consolidated basis with such Person’s subsidiaries; provided, that the effects of changes that are generally applicable to the industries or the economies of the countries in which such Person operates shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and (except as expressly provided in this Agreement) shall not take into account (i) any multiplier valuations, including any multiple based on earnings or other financial indicia or (ii) any consequential damages or other consequential valuation.

“Non-Exclusive Identified Support Services” shall mean support of Solomon financial reporting, including reasonable transitional use of the software, insurance/benefits continuation, network connections, internet services, exchange email service, maintenance of the Company’s website, file storage and backup, telecom, helpdesk, system and peripheral purchasing and security audits, facilities management, government compliance with hazardous and chemical waste requirements, lab training, safety training, facilities maintenance, communications, phone system and security monitoring and maintenance.

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unassorted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Party” and “Parties” shall mean each of Seller and Buyer and collectively Seller and Buyer.

“Person” shall mean any individual, foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association, and any heir, executor, administrator, legal representative, successor or assign thereof where the context so permits.

“Prime Rate” means, at the time any determination thereof is to be made, the fluctuating rate per annum of interest then reported in The Wall Street Journal as the “Prime Rate” (the base rate on corporate loans at large U.S. money center commercial banks), provided that, if the “Prime Rate” is reported as a range, the Prime Rate shall be the midpoint of the range. In the event that The Wall Street Journal ceases to report the Prime Rate, then “Prime Rate” shall mean the fluctuating interest rate per annum announced from time to time by Morgan Guaranty Trust Company of New York as its “prime rate” (or, if otherwise denominated, such bank’s reference rate for interest rate calculations on general commercial loans), which rate is not necessarily the lowest or best rate which such bank may at any time or from time to time charge any of its customers.

“Related Agreements” shall mean the agreements listed in Section 2.05 and any other agreements or documents executed in connection with or as required under this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Indemnified Party(ies)” shall have the meaning specified in Section 8.01(b).

“Seller Tax Threshold Amount” shall have the meaning specified in Section 7.01.

“Taxes” shall mean all United States federal, state, local or foreign income, profits, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

“Technology Amendment and Restatement” shall have the meaning specified in Section 2.05(ii).

“Technology Agreement” shall mean that certain Amended and Restated Technology Transfer and License Agreement dated February 19, 2002, by and among Seller, Buyer and the Company.

“Third Party Claims” shall have the meaning specified in Section 8.04.

“Third Party IP” shall mean the Intellectual Property that is owned by a Person other than a Party or the Company.

“Transfer Instrument” shall have the meaning specified in Section 2.05(a)(i).

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.

1.02 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(b) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time;

(c) Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar impart;

(d) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(e) The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

ARTICLE II

SALE AND PURCHASE OF SELLER SHARES

2.01 Agreement to Sell and Purchase. In reliance upon the representations, warranties and covenants of Buyer, and on the terms and subject to the conditions herein set forth, Seller agrees that at Closing it will convey, transfer, sell and assign the Seller Shares to the Buyer, or its designee, free and clear of all Liens. In reliance upon the representations, warranties and covenants of Seller contained herein, and on the terms and subject to the conditions herein set forth, Buyer agrees that at Closing it will purchase from Seller the Seller Shares. In consideration of the sale to it of the Seller Shares, Buyer agrees to pay to Seller nine hundred ninety thousand dollars ($990,000) in cash at Closing (the “Purchase Price”).

2.02 Transfer of Seller Shares. At the Closing, Seller shall execute and deliver the Transfer Instrument to Buyer and shall execute and deliver any additional documents of transfer or conveyance that Buyer shall reasonably request Seller to execute to more effectively evidence the conveyance, sale, transfer and assignment of the Seller Shares to Buyer at the Closing.

2.03 Payment of Purchase Price. At the Closing, Buyer shall deliver nine hundred ninety thousand dollars ($990,000) in cash to Seller in immediately available funds by wire transfer to an account or accounts designated in writing by Seller at least three (3) Business Days prior to the Closing Date.

2.04 Place and Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. at 1301 McKinney Avenue, Suite 5100, Houston, Texas 77010-3095, simultaneously with the execution of this Agreement, such date being herein called the “Closing Date”. At the Closing, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to have occurred simultaneously.

2.05 Transactions and Deliveries at the Closing.

(a) At the Closing, Seller shall deliver or caused to be delivered to Buyer the following:

(i) an Assignment of Common Shares in the form of Exhibit A (the “Transfer Instrument”) to evidence the conveyance of the Seller Shares;

(ii) a Noncompetition and Confidentiality Agreement executed by Kent Murphy in the form of Exhibit B;

(iii) a Resignation from the Board of Directors of the Company by Kent Murphy, Robert Martinet and Doug Juanarena all to be effective as of the Closing;

(iv) copies of the resolutions of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

(v) certificates of incumbency and specimen signatures of the signatory officers of Seller;

(vi) a Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Seller,

(vii) a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of the Company;

(viii) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby; and

(ix) a certificate of non-foreign status dated as of the Closing Date, sworn under penalties of perjury and in form and substance required by the Treasury Regulations promulgated under Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(b) At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price;

(ii) copies of the resolutions of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

(iii) certificates of incumbency and specimen signatures of the signatory officers of Buyer; and

(iv) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(c) At the Closing, Seller and Buyer shall enter into the following agreements:

(i) a Bill of Sale to be executed by Seller and Buyer in the form of Exhibit C:

(ii) an Amended and Restated Technology Agreement in the form of Exhibit D (the “Technology Amendment and Restatement”);

(iii) a Mutual Release to be executed by Seller, Kent Murphy, Buyer and the Company in the form of Exhibit E; and

(iv) a Supply Agreement related to specialty fiber to be in the form of Exhibit F.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND SELLER

SHARES, AND CERTAIN REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY

Seller represents and warrants to Buyer, as follows:

3.01 Organization and Standing. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

3.02 Authority and Binding Obligations. Seller has the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and at Closing the Related Agreements to which it is a party will be, duly executed and delivered by Seller and, assuming that this Agreement has been, and at Closing the Related Agreements to which it is a party will be, duly authorized, executed and delivered by Buyer, as applicable, this Agreement constitutes, and at Closing the Related Agreements to which it is a party will constitute, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.03 Consents and Approvals; No Violations. Neither the execution and delivery by Seller of this Agreement or any Related Agreement nor the consummation by Seller of the transactions contemplated hereby and thereby, or the fulfillment and performance by Seller of its obligations hereunder and thereunder, respectively, will (a) conflict with or result in any breach of any provision of the applicable governing documents of Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of bust, license, contract, lease, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to Seller or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (b), (c), and (d) of this Section 3.03 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller.

3.04 Litigation.

(a) there is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Seller’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to Seller’s Knowledge, threatened against Seller involving or affecting the Seller Shares, and there are no Judgments outstanding against Seller involving or affecting the Seller Shares; and

(b) no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or to Seller’s Knowledge any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to Seller’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

3.05 Title to the Seller Shares. Seller owns good and marketable title to the Seller Shares free and clear of any Liens. The Seller Shares constitute sixty percent (60%) of all of the issued and outstanding Common Shares of the Company. The Seller Shares have been duly authorized, and are validly issued and fully paid and non-assessable. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any of the Seller Shares except as provided pursuant to the Company Agreement. The Seller Shares represent Seller’s entire right, title and interest in and to the equity of the Company.

3.06 Brokers; Finders and Fees. Seller has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

3.07 Capitalization. The authorized capital of the Company consists of 29,000,000 Common Shares. All of the issued and outstanding Common Shares (i) have been duly authorized, and are validly issued, fully paid and nonassessable, (ii) are owned of record and beneficially by the shareholders and in the respective amounts as indicated on Schedule 3.07 and (iii) were issued in compliance with all Applicable Laws including the Securities Act. No Person other than Seller and Buyer has any record or beneficial interest in any Common Shares (other than the holders of the Employee Options) or any other limited liability company interests (as such term is defined in the Delaware Act) in the Company. The Company does not have outstanding any convertible securities, options (other than the Employee Options) or warrants. The Company and has not entered into any Contracts, and there are no restrictions by which it is bound directly or indirectly, to issue any additional Common Shares, membership interests or limited liability company interests (as such term is defined in the Delaware Act) or other securities.

3.08 Employee Options. Four million (4,000,000) Common Shares are reserved for issuance pursuant to the Company’s Option Plan. Schedule 3.08 is a true, correct and complete list of all options outstanding of the Company indicating the record holders thereof, the amount of vested Common Shares, the grant dates of the options and the exercise prices (collectively, the “Employee Options”). The Company has provided Buyer with true, correct and complete copies of all agreements and correspondence related to the Employee Options.

3.09 Intellectual Property.

(a) Identification and Ownership.

(i) Seller owns, legally and beneficially, free from all Liens, the Innovations Owned IP and has legally enforceable license rights for or otherwise possesses legally enforceable rights to the Third Party IP used by Seller pursuant to a license, sublicense or other agreement, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and other laws of equity.

(ii) Schedule 3.09(ii) lists all Innovations Owned IP for which an application has been filed with any Governmental Authority, including patents, trademarks/service marks and copyrights, issued or registered, or for which any application for issuance or registration thereof has been filed.

(iii) Schedule 3.09(a)(iii) lists all licenses, sublicenses or other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Third Party IP.

(iv) Schedule 3.09(a)(iv) lists all licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Innovations Owned IP or any Third Party IP licensed to Seller.

(v) Schedule 3.09(a)(v) lists all trademarks, service marks and other trade designations that are Innovations Owned IP and not otherwise identified in Schedule 3.09(a)(ii).

(vi) Except as set forth in Schedule 3.09(a)(vi), Seller has, and at Closing will have, all rights necessary to grant the licenses and other rights granted to Baker Hughes under the Technology Amendment and Restatement in respect of the Innovations Owned IP and the Third Party IP licensed to Seller.

(vii) Seller has not granted any right, license or interest in or to any of the Combined IP that conflicts with the rights granted in the Technology Agreement.

(viii) All necessary documents and certificates in connection with the Innovations Owned IP listed in Schedule 3.09(a)(ii), have been properly filed with the relevant patent, trademark, copyright or intellectual property offices of the countries where such rights are filed, or registered, or both.

(ix) No present or former employee or independent contractor of Seller or any of its Affiliates owns or to the Knowledge of Seller claims to own any of the Company Owned IP or Innovations Owned IP.

(x) Seller has secured a written assignment of the rights to any contribution from all independent contractors and employees who contributed to the creation of the Innovations Owned IP.

(xi) No Claim has been asserted, nor to the Knowledge of Seller are there any Claims that could be asserted, alleging that the licenses that have been granted to Seller or any of its Affiliates with respect to Third Party IP have been terminated or otherwise diminished.

(b) Validity and Enforceability

(i) The Innovations Owned IP is valid and enforceable, and has not been adjudged to be invalid or unenforceable in whole or in part.

(ii) Each license of the Third Party IP granted to Seller or any of its Affiliates is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(iii) No act or omission by Seller has taken place that may give rise to revocation, invalidation, unenforceability or non-renewal of any Company Owned IP or Innovations Owned IP or that might prejudice any application for the registration or grant of it.

(iv) No act or omission by Seller has taken place that constitutes, would constitute, or to the Knowledge of Seller, has been alleged to constitute a breach or permit termination of any of the licenses, sublicenses or other agreements related to the Third Party IP granted to Seller or any of its Affiliates.

(c) Violation of Combined IP.

(i) Seller has not brought, and is not aware of, any action, suit or proceeding against any third party for infringement, misappropriation or other violation of the Company Owned IP or the Innovations Owned IP or for breach of any license or agreement involving the Combined IP or made any allegation to this effect.

(ii) Except as set forth in Schedule 3.09(c)(ii). there are no pending (with service of process having been made or written notice having been served on Seller), or, to Seller’s Knowledge, threatened Claims, suits, demands or actions against Seller affecting any of the Combined IP.

(iii) Seller has not entered into any agreement to defend, hold harmless or indemnify and does not otherwise owe a duty to defend, hold harmless or indemnify any entity against any charge of infringement or misappropriation of any of the Innovations Owned IP or Third Party IP licensed to Seller, other than hold harmless, defense or indemnification provisions with the Company, Buyer or their Affiliates arising in the ordinary course of business.

(iv) Seller has taken all commercially reasonable and appropriate steps to protect and preserve the confidentiality of any confidential information related to the Combined IP disclosed to it by a third party pursuant to an obligation of confidentiality.

(v) All software that is a part of the Innovations Owned IP or Third Party IP licensed to Seller, but not including any commercially available off-the-shelf software, used by the Company for its business is properly and validly licensed to or owned by the Company, and, if licensed, the Company has secured or obtained a sufficient number of licenses to cover all authorized use of such software by the Company.

(d) Other Existing IP Issues.

(i) Seller has the power and authority to license to Baker Hughes the Innovations Pre-Existing IP, Innovations Newly-Developed Technology and Innovations Background Technology (as such terms are defined in the Technology Amendment and Restatement) in the Field and the Innovations Third Party IP (as such term is defined in the Technology Amendment and Restatement) in the Field in accordance with the Technology Amendment and Restatement, to the extent Seller has rights to the Innovations Third Party IP (as such term is defined in the Technology Amendment and Restatement) as of the Closing Date, to be licensed pursuant to the Technology Amendment and Restatement.

(ii) Seller will not be, as a result of the execution and delivery of this Agreement or any of the documents contemplated hereby or thereby or the performance by Seller hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Combined IP.

3.10 Employee Benefits.

(a) Schedule 3.10(a) contains a true, complete and accurate list and brief description of all Benefit Plans. Seller has made available to Buyer prior to Closing, as applicable, true, complete and correct copies of all plan documents, summary plan descriptions, financial statements, funding vehicles, agreements pursuant to which the Company may be obligated to indemnify any person, determination letters issued by the IRS and filings with all applicable Governmental Authorities for the past three (3) years relating to the Benefit Plans.

(b) (i) Each of the Benefit Plans complies with all Applicable Laws (including ERISA) and (ii) the Company has complied with all such laws and regulations in administering each of such plans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER’S KNOWLEDGE

ABOUT CERTAIN MATTERS CONCERNING THE COMPANY

Seller represents and warrants to Buyer, to Seller’s Knowledge, as follows:

4.01 Organization and Standing. The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

4.02 Authority and Binding Obligations. The Company has the power and authority to execute and deliver the Related Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby, as applicable. The execution, delivery and performance of the Related Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. At the Closing the Related Agreements to which the Company is a party will be, duly executed and delivered by the Company and, assuming that at the Closing the Related Agreements to which the Company is a party will be, duly authorized, executed and delivered by the other parties thereto, will constitute, valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.03 Consents and Approvals; No Violations. Neither the execution and delivery by the Company of any Related Agreement nor the consummation by the Company of the transactions contemplated thereby, or the fulfillment and performance by the Company of its obligations thereunder, will (a) conflict with or result in any breach of any provision of the applicable governing documents of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of tune or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of trust, license, contract, lease, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to the Company or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority.

4.04 Litigation. There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or involving the Company and there are no Judgments outstanding against the Company.

4.05 Financial Information. The Company has delivered to Buyer true, correct, and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(a) the audited Balance Sheets of the Company as of December 31, 2002 and 2003 and the related Statements of Operations, Member’s Equity, and Cash Flows of the Company all for the fiscal years ended on such dates and for the period from inception through December 31, 2002 and 2003, including the schedules and/or notes related thereto, and

(b) the unaudited Balance Sheet of the Company as of November 26, 2004 and the related Statement of Operations, Member’s Equity, and Cash Flows of the Company for the period ended on such date (subject to normal recurring year-end audit adjustments as prepared by the Company) (collectively, the “Interim Financial Statement”). As used herein, the term “Balance Sheet Date” shall mean November 26, 2004.

The Financial Statements (taken together and including the related schedules and/or notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and are complete and correct in all material respects and fairly present (i) the financial position of the Company as of the respective dates as such statements and (ii) the results of the operations and the changes in financial position of the Company for the fiscal period ended on such dates, all applied on a consistent basis (except as otherwise stated therein or in the notes thereto throughout the periods involved).

4.06 Undisclosed Liabilities. All material obligations and liabilities, contingent or otherwise, of the Company arising from events which have occurred on or before the Balance Sheet Date have been fully accrued or reserved for in the Interim Financial Statement and the Company has not incurred any material obligation or liability, contingent or otherwise, subsequent to the Balance Sheet Date except for accounts payable incurred in die ordinary course of business consistent with past practice.

4.07 Contracts and Commitments. Schedule 4.07 contains an accurate and complete list of each Contract as of the date of this Agreement to which the Company is a party (the “Commitments”), Except as specified in Schedule 4.07, the Company is not, nor is any other party thereto, in default under any of the Commitments where such defaults would result in a Material Adverse Effect. Except as specified in Schedule 4.07, the Company has not received written notice of cancellation or termination of any Commitment from any party thereto.

4.08 Changes. Except as set forth in Schedule 4.08. since the Balance Sheet Date there has not been:

(a) Any change in the condition (financial or other) or properties, assets, liabilities, business operating results or prospects of the Company from that reflected in the Interim Financial Statement, except changes in the ordinary course of business;

(b) Any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, or business of the Company as presently or proposed to be conducted;

(c) Any material increase in the compensation or rate of compensation or commissions payable or to become payable by the Company to any of its directors, officers, employees, or agents, or any hiring of any employee, or any payment of any bonus, profit-sharing amount or other extraordinary compensation to any director, officer, employee, salesperson or agent, or any material change in any bonus, profit-sharing, retirement or other similar plan, agreement or arrangement or any adoption of or entry into of any new bonus, profit-sharing, group life or health insurance, or other similar plan, agreement or arrangement;

(d) Any material change in the accounting methods or practices followed by the Company;

(e) Any material debt, obligation or liability (whether absolute or contingent) incurred by the Company (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business;

(f) Any sale, lease, abandonment or other disposition by the Company of any real property or, in each case other than in the ordinary course of business, of any equipment or other operating properties or any sale, assignment, transfer, license or other disposition by the Company of any Intellectual Property or other intangible asset;

(g) Any labor trouble, strike or any other occurrence, event or condition of any similar character that materially and adversely affects or may materially and adversely affect the assets, properties, business or prospects of the Company;

(h) Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

(i) Any waiver by the Company of a valuable right or a material debt owed to it except in the ordinary course of business;

(j) Any direct or indirect loans made by the Company to any member, employee, officer, or director of the Company, other than advances made in the ordinary course of business;

(k) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(l) Any satisfaction or discharge of any Lien, Claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company (as such business is presently conducted and proposed to be conducted);

(m) Any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(n) Any resignation or termination of employment of any officer or key employee of the Company; and the Company, to Seller’s Knowledge, does not know of any impending resignation or termination of employment of any such officer or key employee;

(o) Any other event or condition of any character that materially and adversely affects the business (as such business is presently conducted and is proposed to be conducted), properties, prospects or financial condition of the Company; or

(p) Any arrangement or commitment by the Company to do any of the things described in this Section 4.08.

4.09 Compliance with Laws. The Company is in compliance with all Applicable Laws.

4.10 Taxes. There are no claims for unpaid Taxes, pending against or threatened against the Company or its assets. The Company has filed all Tax Returns that are required to be filed by the Company with respect to all periods ending prior to the Closing Date, and such Tax Returns are true, correct and complete in all material respects and were prepared in conformity with all Applicable Law.

4.11 Title to Assets. Except as set forth in Schedule 4.11, the Company has good and marketable title to, or a valid leasehold interest in, all of its assets free and clear of any Liens, except for assets sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practices.

4.12 Guaranties. The Company does not have outstanding (a) any guaranty (whether direct or indirect) whereby the Company is or may become liable for an indebtedness or obligation of any other Person, (b) any indemnification obligations in favor of any Person, or (c) any investment in the securities, obligations or other ownership interest of, or loans or advances to (excluding employee/contractor loans or advances) any Person.

4.13 Employee Matter.

(a) Schedule 4.13(a) contains a true, complete and accurate list of each person employed by the Company as of the date hereof, together with such individual’s title or job description and date of hire by the Company, such individual’s salary and incentive compensation arrangements with the Company. Except as set forth in Schedule 4.13(a), the Company does not use the services of independent contractors or consultants. Except as set forth on Schedule 4.13(a), none of the employees of the Company are employed pursuant to a written employment agreement. As of the date prior to the date hereof, neither the Company nor the Seller has received notification that any of the current employees of the Company presently plans to terminate his employment during the 2004 calendar year, whether by reason of the transactions contemplated by this Agreement or otherwise.

(b) The Company is, and during the last three (3) years has been, in, material compliance with all Applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and has not engaged in any unfair labor practices as defined in the National Labor Relations Act. No charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices. There are no Claims, complaints, lawsuits or other proceedings pending or threatened in any forum against the Company by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, any Applicable , governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No event has occurred and no circumstance exists that could give rise to or serve as a basis for the commencement of any such any action, arbitration, audit, hearing, litigation, proceeding or investigation described in the preceding sentence.

4.14 Environmental Matters.

(a) The Company has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Authority.

(b) There are no existing, pending or threatened Environmental Claims related to the Company or any of its assets or properties.

(c) All Environmental Permits required to be obtained or filed by the Company under all applicable Environmental Laws in connection with its operation or use of the assets or properties or the conduct of its business have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the transfer of the Seller Shares to Buyer.

(d) The Company has not received notice that any Environmental Permit is to be revoked or suspended by any Governmental Authority and the Company is not currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law.

(e) The Company does not own or operate any underground storage tanks and has not polluted with any Hazardous Substances the soil or groundwater of any past or present premises of the Company.

(f) No portion of the assets or properties currently or previously leased or owned by the Company is part of any type of site designated as an environmental site under Environmental Laws nor is part of a decontamination schedule or plan of any Governmental Authority.

(g) All Hazardous Substances generated by the Company have been transported, stored, treated and disposed of in compliance with all applicable Environmental Laws.

4.15 Permits and Licenses. The Company has duly obtained and maintained all permits, licenses, concessions, warrants, franchises and other authorizations and approvals of all third parties and Governmental Authorities required or necessary for the Company to carry on its business in the places and in the manner currently conducted (collectively, the “Permits”). The Permits are in mil force and effect. No violations, defaults or breaches are in existence or have been recorded with respect to the Permits and no proceeding is pending or, to Seller’s Knowledge, threatened with respect to the revocation or limitation of any of the Permits.

4.16 Intellectual Property.

(a) Identification and Ownership.

(i) The Company owns, legally and beneficially, free from all Liens, the Company Owned IP and has legally enforceable license rights for or otherwise possesses legally enforceable rights to the Third Party IP used by the Company pursuant to a license, sublicense or other agreement, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and other laws of equity.

(ii) Schedule 4.16(a)(ii) lists all Company Owned IP for which an application has been filed with any Governmental Authority, including patents, trademarks/service marks and copyrights, issued or registered, or for which any application for issuance or registration thereof has been filed.

(iii) Schedule 4.16(a)(iii) lists all licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party IP.

(iv) Schedule 4.16(a)(iv) lists all trademarks, service marks and other trade designations that are Company Owned IP and not otherwise identified in Schedule 4.16(a)(ii).

(v) The Intellectual Property listed in Schedules 3.09(a)(ii), 3.09(a)(iii), 3.09(a)(iv), 3.09(a)(v), 4.16(a)(ii), 4.16(a)(iii) and 4.16(a)(iv) is all the Intellectual Property necessary for the operation of the business of the Company as it is currently conducted.

(vi) All necessary documents and certificates in connection with the Company Owned IP listed in Schedule 4.16(a)(ii) have been properly filed with the relevant patent, trademark, copyright or intellectual property offices of the countries where such rights are filed, or registered, or both.

(vii) No present or former employee or independent contractor of the Company or any of its Affiliates owns or claims to own any of the Company Owned IP or Innovations Owned IP.

(viii) The Company has secured a written assignment of the rights to any contribution from all independent contractors and employees who contributed to the creation of the Company Owned IP.

(ix) No Claim has been asserted, nor are there any Claims that could be asserted, alleging that the licenses that have been granted to the Company or any of its Affiliates with respect to Third Party IP have been terminated or otherwise diminished.

(b) Validity and Enforceability

(i) The Company Owned IP is valid and enforceable, and has not been adjudged to be invalid or unenforceable in whole or in part.

(ii) No act or omission by the Company has taken place mat may give rise to revocation, invalidation, unenforceability or non-renewal of any Company Owned IP or Innovations Owned IP or that might prejudice any application for the registration or grant of it.

(iii) No act or omission by the Company has taken place that constitutes, would constitute, or has been alleged to constitute a breach or permit termination of any of the licenses, sublicenses or other agreements related to the Third Party IP.

(c) Violation of Combined IP.

(i) There is no unauthorized use, disclosure, infringement, threatened infringement, misappropriation or other violation of any of the Combined IP by any third party, including any employee, former employee or independent contractor of Seller or any of its Affiliates or any material breach of any Contract involving the Combined IP.

(ii) Except as set forth in Schedule 4.16(c)(ii), there are no pending (with service of process having been made or written notice having been served on the Company or Seller) or threatened Claims, suits, demands or actions against the Company affecting any of the Combined IP.

(iii) No part of the business conducted by the Company or related to the Combined IP, infringes, misappropriates or otherwise violates or has been alleged to infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

(iv) The Company has not entered into any agreement to defend, hold harmless or indemnify and does not otherwise owe a duty to defend, hold harmless or indemnify any entity against any charge of infringement or misappropriation of any of the Combined IP, other than hold harmless, defense or indemnification provisions arising in the ordinary course of business.

(v) None of the Company, Seller, nor any of Seller’s Affiliates, is in breach of any obligation of confidence related to the Combined IP.

(vi) All software that is a part of the Combined IP, but not including any commercially available off-the-shelf software, used by the Company for its business is properly and validly licensed to or owned by the Company, and, if licensed, the Company has secured or obtained a sufficient number of licenses to cover all authorized use of such software by the Company.

(d) Other Existing IP Issues.

(i) The Company will not be, as a result of the execution and delivery of this Agreement or any of the documents contemplated hereby or thereby or the performance by Seller hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Combined IP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Buyer represents and warrants to Buyer, as follows:

5.01 Organization and Standing. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

5.02 Authority and Binding Obligations. Buyer has the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and at Closing the Related Agreements to which it is a party will be, duly executed and delivered by Buyer and, assuming that this Agreement has been, and at Closing the Related Agreements to which it is a party will be, duly authorized, executed and delivered by Buyer, as applicable, this Agreement constitutes, and at Closing the Related Agreements will constitute, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.03 Consents and Approvals; No Violations. Neither the execution and delivery by Buyer of this Agreement or any Related Agreement nor the consummation by Buyer of the transactions contemplated hereby and thereby, or the fulfillment and performance by Buyer of its obligations hereunder and thereunder, respectively, will (a) conflict with or result in any breach of any provision of the applicable governing documents of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to Buyer or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (b), (c), and (d) of this Section 5.03 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Buyer.

5.04 Litigation. There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or to Buyer’s Knowledge any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to Buyer’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

5.05 Brokers; Finders and Fees. Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.06 No Registration. Seller understands that the Seller Shares have not been, and may not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent of Buyer, the investment experience of Buyer and the financial sophistication of Buyer.

5.07 Investment Intent. Buyer is acquiring the Seller Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

5.08 Investment Experience. Buyer has the requisite sophistication related to evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

5.09 Speculative Nature of Investment. Buyer acknowledges that its investment in the Seller Shares is highly speculative and entails a substantial degree of risk, and Buyer is in a position to lose the entire amount of such investment.

5.10 Access to Data. Buyer has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. Buyer also has had an opportunity to ask questions of management of the Company, which questions were answered to its satisfaction. Buyer understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description.

5.11 Accredited Investor. Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501 (a), promulgated by the Securities and Exchange Commission.

5.12 Residency. The principal place of business of Buyer is Texas.

5.13 Restriction on Resales. Buyer acknowledges that the Seller Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Company has no present intention of registering the Seller Shares. Buyer further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow Buyer to dispose of or otherwise transfer any or all of the Seller Shares under the circumstances, in the amounts or at the times the Buyer might propose, provided that Buyer may dispose of or otherwise transfer any or all of the Seller Shares in accordance with the Company Agreement.

5.14 Rule 144. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Buyer understands that the current public information referred to in Rule 144 above is not now available and the Company has no present plans to make such information available. Buyer acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Seller Shares.

5.15 No Public Market. Buyer understands and acknowledges that no public market now exists for any of the Seller Shares and that the Company has made no assurances that a public market will ever exist for the Seller Shares.

5.16 Reliance. Buyer acknowledges that it has had the opportunity to review with its legal counsel and tax advisors this Agreement and the Related Agreements, the exhibits and schedules attached hereto and thereto (including the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated herein and therein). With respect to this investment and the transactions contemplated by this Agreement and the Related Agreements, Buyer is relying on (i) such counsel and advisors for legal and tax advice, (ii) the statements, representations and warranties of Seller in this Agreement and the Related Agreements and (iii) the due diligence materials made available to Buyer.

ARTICLE VI

COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

6.01 ATP Project. With respect to rights or assets arising out of the ATP project, Seller will use its commercially reasonable efforts to secure the same from NIST and to transfer same to Buyer; provided, however, that any additional consideration necessary to acquire such rights from NIST shall be the responsibility of Buyer to fund.

6.02 Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, Seller will not engage (and will prohibit its Affiliates from engaging) directly or indirectly in any business anywhere in the world that competes with Buyer or the Company in the development, marketing or sale of single point measurement or distributed measurement fiber optic technology in the Field, anywhere in the world; provided, however, ownership of less than 3% of the outstanding equity of any entity shall not be deemed to be engaging in any business solely by reason thereof.

If a court of competent jurisdiction or the Tribunal pursuant to Article IX hereof declares or intends to declare that any term or provision of this Section 6.02 is invalid or unenforceable, the Parties agree that such court/Tribunal making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

In the event of breach or threatened breach of the provisions of this Section 6.02 it is understood and agreed that Buyer and the Company shall be entitled to injunctive relief (without bond or other security being required) as well as any and all other applicable remedies at law and inequity.

Seller acknowledges that its agreement in this Section 6.02 forms an essential part of the consideration received by Buyer hereunder.

6.03 Non-Hiring of Employees. For a period of two (2) years from and after the Closing Date, Seller agrees not to solicit, offer employment to or employ in any capacity (and shall prohibit its Affiliates from such activities) any employee of the Company or Buyer without the prior written consent of Buyer or the Company; provided, however, such limitations shall not apply to any Employee whose employment is terminated by the Company. Seller acknowledges that its agreement in this Section 6.03 forms an essential part of the consideration received by Buyer hereunder.

6.04 Services and Employee Benefit.

(a) Seller shall assist Buyer and the Company in an orderly transition and will cooperate with Buyer and the Company to ensure appropriate transition of services provided by Seller to the Company can be made to Buyer. In this regard, Seller will continue to provide the same services and support, including the Non-Exclusive Identified Support Services, that Seller is currently providing to the Company for a period of one hundred twenty (120) days after the Closing or such earlier period as the Company may notify Seller that such services are not required. Seller will provide all such services and support in substantially the same manner, nature and quality as such service and support is currently being provided to the Company.

(b) Without in any way limiting the generality of the foregoing, Seller will continue to provide such Employee Benefits including insurance coverage on the same basis that Seller currently provides such services until the Company is able to confirm its own coverage is in place; provided Seller shall not be required to continue such services beyond such 120-day period.

(c) Seller will promptly invoice the Company $2,500 per month to provide the services and support described in this Section 6.04 for so long as such services and support are being provided; provided, however, that the amount due for the month in which the services and support cease to be provided shall be equal to the product of $85 times the number of days the services and support were provided in such month. Payment will be made by the Company promptly after receipt of such invoice, but in no event more than thirty (30) days after receipt.

6.05 Licenses and Permits. Seller shall use (and shall cause Kent Murphy to use) its commercially reasonable efforts to secure for the Company or Buyer all licenses, sublicenses, assignments or other suitable rights in and to any intellectual property and any contracts or leases necessary for the operation of the business of the Company as currently conducted and related to the Field and not already held by the Company as well as such rights that are impaired, terminated, or otherwise adversely affected as a result of the change of control contemplated by this Agreement; provided, however, that to the extent such rights are held by a third party, it shall be the responsibility of the Company or Buyer to provide such funds as may be required by the third party to acquire such third party rights for the Company.

ARTICLE VII

TAX MATTERS

Seller and Buyer covenant and agree as follows:

7.01 Tax Indemnity. Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and the Company and their respective Affiliates (all of such Persons indemnified by Seller under this Section 7.01 being collectively referred to herein as the “Tax Indemnitees” and individually referred to herein as a “Tax Indemnitee”) from and against:

(a) 60% of any and all Taxes imposed on, or pertaining or attributable to, the Company with respect to any period or portion thereof that ends on or before the Closing Date (a “Pre-Closing Period”) and any and all Taxes allocated to a Pre-Closing Period pursuant to the terms of this Article VII; and

(b) any and all income, sales, use, transfer and similar Taxes imposed in connection with the transfer of the Seller Shares contemplated by this Agreement.

Notwithstanding anything to the contrary in this Section 7.01, Seller will not have any liability under Section 7.01(a) unless and until the aggregate amount for which the Tax Indemnitees are entitled to recover under such Section 7.01 (a) exceeds in the aggregate an amount equal to Ten Thousand Dollars ($20,000) (the “Seller Tax Threshold Amount”), in which case Seller shall be liable only for the portion of such amount in excess of the Seller Tax Threshold Amount consistent with Section 7.01(a).

7.02 Allocation of Certain Taxes.

(a) Seller and Buyer will, to the extent permitted by Applicable Law, elect with the appropriate Taxing Authorities to close the Taxable periods of the Company as of and including the Closing Date. In any case where Applicable Law does not require or permit such a Taxable period of the Company to be closed as of and including the Closing Date, any Tax described in Section 7.01(a) and pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be determined in accordance with the applicable provisions of Section 7.02(b) hereof.

(b) In the case of any Tax described in Section 7.01 (a) and pertaining to a Straddle Period and which is based on income, sales, revenue, production or similar items, or other Taxes not described in the next sentence, the portion of such Tax pertaining or attributable to the Company for the Pre-Closing Period of such Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date. For purposes of this Section 7.02, the liability for any real or personal property Taxes or a flat minimum dollar Tax, the total amount of such Taxes allocable to the Pre-Closing Period of a Straddle Period shall be the product of (i) such Tax for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days for such Tax period included in the Pre-Closing Period and the denominator of which is the total number of days in such Tax period.

7.03 Preparation of Tax Returns.

(a) With respect to each Tax Return covering a Straddle Period which is required to be filed for, by, on behalf of or with respect to the Company after the Closing Date, Buyer (i) shall cause to be prepared each such Tax Return and (ii) shall determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Period, which determination shall be set forth in a statement (“Statement”) prepared by Buyer. Buyer shall deliver a copy of such Tax Return and the Statement related thereto to Seller at least ten (10) days prior to the due date (including any extension thereof) for filing such Tax Return.

(b) In the case of each Tax Return described in Section 7.03(a), not later five (5) days before the due date for payment of Taxes with respect to such Tax Return, Seller shall pay to Buyer an amount equal to the total amount of Taxes reflected on the Statement which are the responsibility of Seller under Section 7.01.

7.04 Tax Contests.

(a) If a Tax Indemnitee receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation, or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, a claim for indemnification of such Tax Indemnitee with respect to any Tax described in Section 7.01 (a “Tax Claim”), then such Tax Indemnitee shall promptly notify the Seller in writing of such Tax Claim.

(b) The Tax Indemnitee shall have the right to control the defense, prosecution, settlement or compromise of the Tax Claim, and the Seller shall take such action in connection with contesting such Tax Claim as the Tax Indemnitee shall reasonably request in writing from time to time.

(c) Seller shall reimburse the Tax Indemnitee for: (A) 60% of its costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in contesting any Tax Claim for items described in Section 7.01(a) and (B) 100% of its Indemnification Expenses incurred in contesting any Tax Claim for Taxes described in Section 7.01(b). The Tax Indemnitee shall provide the Seller with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Tax Indemnitee’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within fifteen (15) days of the Seller’s receipt of each Reimbursement Statement, the Seller shall pay to the Tax Indemnitee in immediately available funds the total amount of the Indemnification Expenses shown on such Reimbursement Statement.

(d) Promptly after a Final Determination of a Tax Claim, the Seller shall pay to the Tax Indemnitee in immediately available funds the amount of any Taxes and the Indemnification Expenses to which the Tax Indemnitee is entitled under the provisions of this Article VII.

7.05 Cooperation. In connection with preparation of any Tax Return or contesting a Tax Claim, Seller shall cooperate with the Buyer (or any Tax Indemnitee) in good faith in the preparation of such Tax Return or in order to contest effectively any such Tax Claim. Seller shall grant or cause to be granted to Buyer or its representatives access at all reasonable times to all of the information, books and records relating to the Company within Seller’s possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with Tax Authorities), including the right to take extracts therefrom and make copies thereof to the extent reasonably necessary in connection with Taxes and shall furnish the assistance and cooperation of such personnel of the Seller as Buyer may reasonably request in connection therewith.

7.06 Nature of Payments. Buyer and Seller agree that any indemnity payments made pursuant to this Agreement shall constitute an adjustment to the Purchase Price.

7.07 Survival. Notwithstanding any provision of this Agreement to the contrary, the Seller’s representations, warranties, covenants, agreements and obligations with respect to any Tax covered by this Agreement shall survive the Closing and shall not terminate until 20 calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax or the assessment thereof.

7.08 Tax Consequences of Purchase and Sale. For U.S. federal income tax purposes, Buyer and Seller agree and consent to treat the purchase of the Seller Shares as a transaction governed by Rev. Rul. 99-6,1999-1 C.B. 432 (Situation 1). Buyer and Seller shall report, act and file their U.S. federal income tax returns in all respects and for all purposes consistent with such intent and treatment. Neither Buyer nor Seller shall take any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to any Tax, which is inconsistent with such intent and treatment, unless required to do so by Applicable Law.

7.09 Conflict. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL

8.01 Indemnification.

(a) Indemnification by Seller. Seller agrees to indemnify, hold harmless and defend Buyer, its Affiliates, the Company and their respective stockholders, members, owners, agents, officers, directors, partners, employees, servants, consultants, representatives, successors and assigns (collectively called “Buyer Indemnified Parties”) from and against any and all claims or Damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) asserted against or incurred by any Buyer Indemnified Party, to the extent arising out of the following:

(i) To the extent not Known to Buyer as of the Closing Date, any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement, the Related Agreements or any certificate delivered pursuant hereto and made on or as of the Closing Date; and

(ii) Any breach of any covenant or agreement of Seller contained in this Agreement or the Related Agreements.

(b) Indemnification by Buyer. Buyer agrees to indemnify, hold harmless and defend Seller and its Affiliates and their respective stockholders, members, owners, agents, officers, directors, partners, employees, servants, consultants, representatives, successors and assigns (collectively called “Seller Indemnified Parties”) from and against any and all claims or Damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) asserted against or incurred by any Seller Indemnified Party, to the extent arising out of the following:

(i) To the extent not Known to Seller as of the Closing Date, any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement, the Related Agreements or any certificate delivered pursuant hereto and made on or as of the Closing Date; and

(ii) Any breach of any covenant or agreement of Buyer contained in this Agreement or the Related Agreements.

8.02 Limitations on Indemnification.

(a) The following limitations shall apply with regard to Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Section 8.01(a)(i):

(i) Seller’s liability to indemnify pursuant to Section 8.01(a)(i) for any breach by Seller of any of its representations or warranties herein shall never exceed, in the aggregate, an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000); provided, however, such limitation on Seller’s indemnification obligations shall not apply to Damages resulting from (y) any breach or default by Seller of Sections 3.01, 3.02, 3.03, 3.04(b), or 3.07 or (z) fraud or willful misconduct by Seller in the negotiation or execution of this Agreement.

(ii) Seller will not have any liability for any Damages for any breach by Seller of any of its representations or warranties herein unless and until the aggregate Damages for which the Buyer Indemnified Parties are entitled to recover under this Agreement and the Related Agreements for any breach by Seller of any of its representations or warranties contained herein or therein, exceeds in the aggregate an amount equal to Five Thousand Dollars ($5,000) (the “Seller Threshold Amount”); provided, however, once such amounts exceed the Seller Threshold Amount, the Buyer Indemnified Parties will be entitled to recover all such Damages to which they are entitled including expenditures incurred to reach the Seller Threshold Amount.

(b) The following limitations shall apply with regard to Buyer’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 8.01(b)(i):

(i) Buyer’s liability to indemnify pursuant to Section 8.01(b)(i) for any breach by Buyer of any of its representations or warranties herein shall never exceed, in the aggregate, an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000); provided, however, such limit on Buyer’s indemnification obligations shall not apply to Damages resulting from (y) any breach or default by Buyer of Sections 5.01, 5.02 or 5.03 or (z) fraud or willful misconduct by Buyer in f the negotiation or execution of this Agreement.

(ii) Buyer will not have any liability for any Damages for any breach by Buyer of any of its representations or warranties herein unless and until the aggregate Damages for which the Seller Indemnified Parties are entitled to recover exceeds an amount equal to Five Thousand Dollars ($5,000) (the “Buyer Threshold Amounts”), provided, however, once such amounts exceed the Buyer Threshold Amount, the Seller Indemnified Parties will be entitled to recover all such Damages to which they are entitled including expenditures incurred to reach the Buyer Threshold Amount.

8.03 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date except for written claims that are made prior to such date. Notwithstanding the preceding sentence to the contrary, the representations and warranties with respect to (i) Sections 3.01, 3.02, 3.03, 3.04(b), 3.07, 5.01, 5.02 or 5.03 shall continue and be in effect after the Closing Date without any time limitation and (ii) Sections 3.10 and 4.14 and Article VII until twenty (20) calendar days after the expiration of the applicable statute of limitations with respect to such matters.

8.04 Notification and Third Party Claims. Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (“Claim Notice”), provided that the failure of the Indemnified Party to provide such thirty (30) day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. Any Claim between the Parties not resolved within this thirty (30) day period shall be handled pursuant to the dispute resolution provisions set forth in Article IX. The obligations and liabilities of an Indemnifying Party under this Article VIII with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a) Within fifteen (15) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if, in the Indemnified Party’s and the Indemnifying Party’s reasonable judgment, a legal conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select reasonable counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

(b) If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

(c) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. Unless the Indemnified Party undertakes the defense of a Third Party Claim pursuant to Subsection (b) hereof, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, that shall not be unreasonably withheld, conditioned or delayed.

(d) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

(e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

8.05 Coordination of Indemnification Rights.

(a) A Claim Notice in connection with any Section of this Article VIII shall be deemed to be a Claim Notice in connection with all Sections of this Article VIII, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

(b) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such right.

(c) An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof

(d) Except as provided in Section 7.09, in the event of any conflict between this Article VIII and any other provisions of this Agreement or the Related Agreements, this Article VIII shall prevail.

8.06 Right to Cure. Any Party that is obligated to indemnify, defend or hold harmless any Person pursuant to any provision of this Article VIII shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

ARTICLE IX

DISPUTE RESOLUTION

9.01 Negotiation. The Parties shall attempt in good faith to resolve any dispute, Claim, or controversy arising out of or relating to this Agreement, the Related Agreements or the performance, breach, validity, interpretation, application, or termination thereof (a “Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) promptly by negotiations between executives of each Party who have authority to settle the controversy. Any Party may give the other parties written notice of any Dispute not resolved in the normal course of business (a “Notice of Dispute”). Within five (5) days after the effective date of a Notice of Dispute, executives of the Parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within thirty (30) days of delivery of the disputing Party’s Notice of Dispute. If the Dispute has not been resolved within sixty (60) days of delivery of the Notice of Dispute, or if the Parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, any Party may initiate arbitration of the controversy or claim as provided hereinafter. If any negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) Business Days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 9.01 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

9.02 Arbitration. Any Dispute that has not been resolved in a manner acceptable to all Parties by non-binding procedures as provided in Section 9.01 within sixty (60) days of delivery of the Notice of Dispute, shall be finally settled by arbitration conducted expeditiously in accordance this Agreement and the American Arbitration Association (“AAA”) arbitration rules for commercial disputes applying expedited procedures, as in effect on the date hereof (the “Rules”) and judgment on the award may be entered in any court having jurisdiction thereof; provided that if one Party has requested the other parties to participate in a non-binding procedure and the other parties have failed to participate, the requesting Party may initiate arbitration before the expiration of me period.

9.03 Arbitration Proceeding. Any Dispute shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the parties as to the Dispute conducted in accordance with the Rules, which are incorporated by reference, except that in the event of any conflict between those rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the “Tribunal”) shall use the substantive laws of the State of Delaware, excluding conflicts of laws and choice of law principles, in construing and interpreting the terms of this Agreement. The Tribunal shall be composed of three (3) arbitrators, with Seller appointing one (1) arbitrator and Buyer appointing one (1) arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as the presiding arbitrator of the Tribunal (the “Chairman”). The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. The arbitrators shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators. The language of the arbitration, the submission of all writings, the decision of the Tribunal, and the reasons supporting such decision shall be in English. The arbitration shall be held in Washington, D.C., and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the award of the Tribunal shall be rendered within one hundred twenty (120) days following the selection of the Chairman of the Tribunal. Any monetary award shall be made in U.S. Dollars, and shall include interest from the date of any breach or other violation of the Agreement to the date paid in full at a per annum rate equal to the Prime Rate on the date one Business Day prior to the date of such award. The award of the Tribunal pursuant hereto shall be final and binding upon the Parties, and judgment upon the award rendered by the Tribunal pursuant hereto may be entered in, and enforced by, any court of competent jurisdiction. Each Party shall bear the expense of the arbitrator specified to be selected by it, and the fees of the Chairman of the Tribunal and other expenses incurred by the Tribunal shall be borne by the losing Party, unless the Tribunal shall determine that fairness requires that such fees and expenses be allocated among the Parties in a different manner, including requiring the losing Party to pay all such expenses. Each Party shall bear its own expenses, including expenses of its counsel. Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to, and may be claimed by, any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of privileged or confidential information by reason of anything contained in, or done pursuant to, the arbitration provisions hereof. It is the desire of the Parties that any Dispute be resolved quickly and at the lowest possible cost, and the Tribunal shall act in a manner consistent with these intentions, including limiting discovery to only that necessary to enable the Tribunal to render a fair decision that reflects the Parties’ intent set forth in this Agreement.

9.04 Consent to Jurisdiction. The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Delaware for the enforcement of any award rendered by the Tribunal.

9.05 Confidentiality. Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Tribunal, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.

9.06 Joinder. If more than one Dispute exists, the Parties agree that any negotiation pursuant to Section 9.01 and any arbitration proceeding pursuant to Section 9.02 shall address all existing disputes to the extent possible, hi addition, each Party shall, and shall use its best efforts to cause each of its Affiliates that is party to a Related Agreement to, become subject to and bound by any resolution achieved or award rendered pursuant to this Article IX in respect of any dispute arising out of or relating to this Agreement or any Related Agreement; provided, however, that no Party shall become subject to and bound by any resolution achieved or award rendered unless it was provided the opportunity to participate in such negotiation or arbitration.

9.07 Survival. The terms of this Article IX shall survive the Closing.

ARTICLE X

MISCELLANEOUS

10.01 Entire Agreement; Amendments. This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof including the provisions of that certain letter agreement dated October 27, 2004 by and between Seller and Buyer. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties.

10.02 Business Day Actions. No action shall be required of the Parties except on a Business Day and in the event an action is required on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

10.03 Invalidity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.04 Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.05 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

10.06 Limitation on Benefits of this Agreement. No person or entity other than the Parties (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties (or their respective successors and assigns as permitted hereunder). Notwithstanding the preceding to the contrary, the Company shall be a third party beneficiary to this Agreement to the extent the provisions herein apply to the Company.

10.07 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by reputable overnight delivery service that requires a signature on delivery or sent by facsimile machine with telephonic confirmation of receipt to the Persons identified below, or three (3) Business Days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

(i)	If to Seller:

Luna Innovations Incorporated

2851 Commerce Street

Blacksburg, VA 24060

Attn: Kent Murphy, Ph.D.

Tel: (540) 552-5128

Fax: (540) 951-0760

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

Two Fountain Square, Reston Town Center

11921 Freedom Drive, Suite 600

Reston, Virginia 20190-56340

Attn: Trevor J. Chaplick, Esq.

Tel: (703) 734-3100

Fax: (703) 734-3199

(ii)	If to Buyer:

Baker Hughes Oilfield Operations, Inc.

3900 Essex Lane, 12th Floor

Houston, Texas 77027

Attn: Vice President, Business Development

Tel: (713) 439-8156

Fax: (713) 439-8750

with a copy (which shall not constitute notice) to:

Baker Hughes Incorporated

3900 Essex Lane, 12th Floor Houston,

Texas 77027

Attn: Corporate Counsel

Tel: (713) 439-8543

Fax: (713) 439-8472

Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

10.08 Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.09 Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such farther documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

10.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles of Delaware, and applicable United States federal law.

10.11 Publicity. Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that no news release or other public disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all public disclosures which, in the written opinion of counsel, are required under applicable regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

10.12 Costs and Expenses. All expenses incident to the transaction contemplated by this Agreement will be borne exclusively by the Party making the expenditure or incurring the expense for such Party or on its behalf, including any expenses incurred prior to the date hereof other than expenses properly incurred on behalf of the Company including but not limited to a maximum of $15,000 in legal fees and expenses incurred in connection with the bridge loan from Buyer to Company. Subject to the foregoing, all invoices and expenses of Wilson Sonsini Goodrich & Rosati not appropriately billed and outstanding as a liability of the Company as of October 27, 2004 will be borne exclusively by Seller and not by the Company.

10.13 Assignment. Seller may upon notice to Buyer transfer or assign any of its rights but not directly or indirectly its obligations under this Agreement without prior consent of Buyer, provided that, Seller may, assign its rights and obligations under this Agreement to an Affiliate of Seller upon delivery of a guaranty from Seller to Buyer, in form reasonably satisfactory to Buyer. Even if consent is obtained, no Party may make an assignment or delegation unless such Party delivers to the other Party such written assumptions, affirmations or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder. Notwithstanding anything contained in this Agreement or the Related Agreements to the contrary, the obligations of any Indemnifying Party to indemnify, hold harmless and defend pursuant to this Agreement shall not be assignable in whole or in part without the prior written consent of the Indemnifying Party.

10.14 Confidentiality.

(a) Company and Buyer Confidential Information.

(i) Seller acknowledges that the information and material, in whatever form, including this Agreement and the Related Agreements relating to the Company and Buyer and its Affiliates (collectively, the “Company Confidential Information”) and disclosed or made available to it prior to the Closing Date is confidential. Seller further agrees that it shall use its (and shall cause its Affiliates to use their respective) commercially reasonable efforts not to make or permit disclosure of the Company Confidential Information to any Person, other than their Affiliates and their respective stockholders, members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary. Seller (and its respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence and not to be used in any capacity except for the benefit of the Company.

(ii) Seller agrees to use (and cause its Affiliates to use) diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Company Confidential Information.

(iii) Seller agrees to notify Buyer promptly, in the event that Seller or any of its Affiliates becomes aware of the unauthorized possession or use of the Company Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Seller agrees to cooperate (and cause its Affiliates to cooperate) with Buyer in connection with the Buyer’s efforts to terminate or prevent such unauthorized possession or use of the Company Confidential Information. Seller shall pay Buyer’s reasonable out-of-pocket expenses in so cooperating in protecting the Company Confidential Information, unless the unauthorized possession or use of the Company Confidential Information resulted from the willful misconduct or gross negligence of Buyer.

(b) Seller Confidential Information.

(i) Buyer acknowledges that the information and material, in whatever form, including this Agreement and the Related Agreements relating to Seller (collectively, the “Seller Confidential Information”) and disclosed or made available to it prior to the Closing Date is confidential. Buyer further agrees that it shall use its (and shall cause its Affiliates to use their respective) commercially reasonable efforts not to make or permit disclosure of the Seller Confidential Information to any Person, other than their Affiliates and their respective stockholders, members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary. Buyer (and its respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence and not to be used in any capacity except for the benefit of Seller.

(ii) Buyer agrees to use (and cause its Affiliates to use) diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Seller Confidential Information.

(iii) Buyer agrees to notify Seller promptly, in the event that Buyer or any of its Affiliates becomes aware of the unauthorized possession or use of the Seller Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Buyer agrees to cooperate (and cause its Affiliates to cooperate) with Seller in connection with Seller’s efforts to terminate or prevent such unauthorized possession or use of the Seller Confidential Information. Buyer shall pay Seller’s reasonable out-of-pocket expenses in so cooperating in protecting the Seller Confidential Information, unless the unauthorized possession or use of the Seller Confidential Information resulted from the willful misconduct or gross negligence of Seller.

(c) Each of Seller and Buyer (and their respective Affiliates) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 10.14, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates) be prevented from exercising all of the rights granted to it hereunder.

(d) The provisions of this Section 10.14 shall remain hi force for a period of seven (7) years from the Closing Date.

(e) At the request of Buyer, Seller shall within twenty (20) days after receiving such request return to Buyer or the Company all written Company Confidential Information including all photocopies of the same.

(f) Notwithstanding anything to the contrary in this Section 10.14, in the event there is any conflict between the terms of this Section 10.14 and the confidentiality terms of any other agreement entered into between Buyer and Seller with respect to Seller Confidential Information, the terms of such other agreement shall control.

10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	LUNA INNOVATIONS INCORPORATED

By:
Name:
Title:

BUYER:	BAKER HUGHES OILFIELD OPERATIONS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	LUNA INNOVATIONS INCORPORATED

By:
Name:
Title:

BUYER:	BAKER HUGHES OILFIELD OPERATIONS, INC.

By:
Name:
Title: